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              LANTRONIX, INC. TO ACQUIRE SYNERGETIC MICRO SYSTEMS
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IRVINE, Calif.---September 20, 2001---Lantronix, Inc. (Nasdaq: LTRX), a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances, today announced the signing of a definitive agreement to acquire privately held Synergetic Micro Systems, of Downers Grove, Illinois. Synergetic Micro Systems has a 15-year history creating products that allow factory automation via proprietary or open systems and is led by President Mike Justice. The acquisition is subject to customary conditions, including approval of the transaction by Synergetic's shareholders. The acquisition is expected to be completed prior to December 31, 2001, if at all.

"We believe the acquisition of Synergetic would provide us with valuable engineering resources and expertise in factory automation that could help bring new Device Server Technology to market," said Fred Thiel, CEO, Lantronix. "Synergetic's technology would also enhance our family of embedded solutions and bring us a step closer to becoming a true complete solutions provider in the device networking category."

Added Synergetic president Mike Justice, "Lantronix is an industry leader and possesses considerable expertise in R&D, marketing and distribution. We look forward to working with them on joint product development and marketing programs."

About Lantronix
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Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding our intention to consummate an acquisition of Synergetic Micro Systems are forward-looking looking, and are subject to significant risks and uncertainties, including the risk that that the conditions to the acquisition are not satisfied. If we do acquire Synergetic Micro Systems, the acquisition might not yield the anticipated benefits for a variety of reasons,
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including the possibility that we will not be able to combine both companies products to achieve synergy in the areas of manufacturing, engineering and technical support. Acquisitions often consume significant attention of the management and employees of the companies involved, which may result in a reduction in productivity. If we fail to consummate the acquisition, or if the acquisition does not provide the anticipated benefits, our business could be harmed.

Because of these and the other risk factors identified in our SEC filings our actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Lantronix undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contacts:
        Steven V. Cotton                        Aubrye A. Harris
        Chief Operating Officer/                Investor Relations Manager
        Chief Financial Officer                 949-450-7219
        949-453-7115